Exhibit 99.1

Contact:	Dan Foley – Investors	Alberto Lopez — Media

	Harrah’s Entertainment, Inc.	Harrah’s Entertainment, Inc.

	(702) 407-6370	(702) 407-6344

Release #HET 01-0701

Harrah’s Entertainment Declares Quarterly Cash Dividend

LAS VEGAS – January 31, 2007 – The board of directors of Harrah’s Entertainment, Inc. (NYSE:HET) declared a regular quarterly cash dividend of $0.40 per share, payable February 21, 2007, to stockholders of record as of the close of business on February 12, 2007. The shares will begin to trade ex-dividend on February 8, 2007.

Harrah’s Entertainment, Inc. is the world’s largest provider of branded casino entertainment through operating subsidiaries. Since its beginning in Reno, Nevada nearly 70 years ago, Harrah’s has grown through development of new properties, expansions and acquisitions, and now owns or manages casinos on four continents. The company’s properties operate primarily under the Harrah’s, Caesars and Horseshoe brand names; Harrah’s also owns the London Clubs International family of casinos. Harrah’s Entertainment is focused on building loyalty and value with its customers through a unique combination of great service, excellent products, unsurpassed distribution, operational excellence and technology leadership.

More information about Harrah’s is available at its Web site – www.harrahs.com.